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                                                                     Exhibit 99

May 15, 2000
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We are aware that our report dated April 28, 2000 on our review of interim financial information of Vertex Pharmaceuticals Incorporated (the "Company") for the period ended March 31, 2000 and included in the Company's quarterly report on Form 10-Q for the quarter then ended is incorporated by reference in its registration statements on Form S-8 (File Nos. 33-48030, 33-48348, 33-65742, 33-93224, 33-12325, 333-27011, 333-56179 and 333-79549). Pursuant to Rule 436(c)
under the Securities Act of 1933, this report should not be considered a part of the registration statement prepared or certified by us within the meaning of Sections 7 and 11 of that Act.

Yours very truly,

PricewaterhouseCoopers LLP

Boston, MA